EXHIBIT 99.1

QCR Holdings, Inc. Announces Conversion of Series E Preferred Stock

MOLINE, Ill., Nov. 21, 2013 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) (the "Company") today announced that its Board of Directors has approved the conversion of all 25,000 outstanding shares of the Company's Series E Non-Cumulative Convertible Perpetual Preferred Stock ("Series E Preferred Stock") into shares of the Company's common stock. Following this action by the Board of Directors, the Company's transfer agent, on behalf of the Company, mailed notices of the conversion to holders of the Series E Preferred Stock by first class mail. The stock conversion will become effective on December 23, 2013 (the "Conversion Date").

Each share of the Series E Preferred Stock will be converted into the number of shares of common stock that results from dividing $1,000 (the issuance price per share of the Series E Preferred Stock) by $12.15 (the conversion price per share). No fractional shares will be issued as a result of the conversion of the Series E Preferred Stock. Instead, holders will be entitled to receive cash in an amount equal to any fractional shares they are entitled to multiplied by the closing price of the Company's common stock on December 20, 2013, the trading day immediately preceding the Conversion Date. As a result, approximately two million shares of common stock will be issued.

"The conversion of our Series E Preferred Stock is another significant accomplishment in our previously stated long-term capital plan for the Company," stated Todd A. Gipple, Executive Vice President, Chief Operating Officer and Chief Financial Officer. He continued by adding that "this transaction will increase our tangible common equity by approximately 100 basis points and will eliminate $1.75 million in preferred stock dividends, annually. We also continue to be committed to fully redeeming the remaining $30 million of our Small Business Lending Fund ("SBLF") preferred stock, and with our recent acquisition now fully integrated, we are turning our attention toward further redemptions of the SBLF capital. Executing our capital plan and avoiding an excessively dilutive common equity raise contributed to the significant growth in shareholder value that we have experienced in 2012 and 2013."

The conversion is being conducted in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended. This press release is not an offer to sell or a solicitation of an offer to purchase any securities of the Company.

About QCR Holdings, Inc.

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities through its wholly owned subsidiary banks. Quad City Bank & Trust Company, which is based in Bettendorf, Iowa, and commenced operations in 1994, Cedar Rapids Bank & Trust Company, which is based in Cedar Rapids, Iowa, and commenced operations in 2001, and Rockford Bank & Trust Company, which is based in Rockford, Illinois, and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. Quad City Bank & Trust Company also engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin. With the acquisition of Community National Bank on May 13, 2013, the Company now serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business, including Basel III, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations issued thereunder; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the integration of acquired entities, including Community National Bank; (viii) the loss of key executives or employees; (ix) changes in consumer spending; (x)  unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

CONTACT:  Todd A. Gipple
          Executive Vice President
          Chief Operating Officer
          Chief Financial Officer
          (309) 743-7745